UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  November 2, 2009

Maui Land & Pineapple Company, Inc.

(Exact name of Registrant as Specified in Its Charter)

Hawaii	0-6510	99-0107542
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No)

161 South Wakea Avenue, P.O. Box 187, Kahului, Maui, Hawaii, 96733-6687

(Address of principal executive offices)

(808) 877-3351

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.              Costs Associated with Exit or Disposal Activities

On November 2, 2009, the Board of Directors of Maui Land & Pineapple Company, Inc. (the “Company”) approved the recommendations of the Board of Maui Pineapple Company, Ltd. (“MPC”), a wholly owned subsidiary, to immediately cease planting pineapple and to cease all other pineapple agriculture operations by December 31, 2009.  The decision was made due to highly competitive fresh pineapple markets on the Mainland USA in which MPC was unable to recover the high cost of growing Hawaiian pineapple.  The Company will eliminate approximately 208 positions, including 193 bargaining unit positions. Termination notices have been issued to employees with termination effective December 31, 2009.

Employee severance costs are expected to be approximately $3.1 million and will be primarily accrued in the fourth quarter of 2009.  Severance payments for the non-bargaining positions are expected to be paid on the regular payroll schedules throughout most of 2010.  The timing of the severance payments for the bargaining unit positions will be addressed with the International Longshore & Warehouse Union (“ILWU”).  Additional one-time termination benefits will be negotiated with the ILWU and MPC is not able to estimate the amount of such benefits.  Payments of approximately $0.5 million for accrued vacation balances are expected to be paid before December 31, 2009.  The Company has not yet determined the effect on its pension and post retirement plans.

The estimated clean up and other costs related to termination of use of the various properties previously used by pineapple operations are estimated to be approximately $1.3 million, which is expected to be incurred primarily in 2010.  Non-cash charges in the fourth quarter of 2009 for fixed assets and materials and supplies, net of estimated sales proceeds, are expected to be approximately $12.5 million. MPC is not currently able to estimate the cost of termination of its private grower pineapple supply contract.

In summary, the estimated total cost of this action (for items currently estimable) is expected to be approximately $16.8 million and the total estimated cash outlay for these items are estimated to be approximately $4.9 million. The Company’s Agriculture segment will be reported as discontinued operations in its next periodic filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAUI LAND & PINEAPPLE COMPANY, INC.

Date: November 6, 2009	By:	/s/ John P. Durkin
John P. Durkin
Chief Financial Officer
(Principal Financial Officer)